Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated April 28, 2009, relating to the consolidated financial statements and financial statement schedule of AirMedia Group Inc., its subsidiaries, its variable interest entities (the “VIE”) and its VIEs’ subsidiaries (collectively, the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of AirMedia Group Inc. for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
August 5, 2009